Exhibit 99.1

Polo Ralph Lauren Reports Fourth Quarter and Full Year Fiscal 2011 Results

●	Fiscal 2011 Sales Increased 14% to $5.7 Billion and Diluted EPS Rose 22% to $5.75
●	Fourth Quarter Sales Increased 7% to $1.4 Billion and Diluted EPS Was $0.74
●	The Company’s Board of Directors Authorizes an Additional $500 Million Stock Repurchase Program
●	The Company Provides Fiscal 2012 Outlook

New York (May 25, 2011) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $73 million, or $0.74 per diluted share, for the fourth quarter of Fiscal 2011, compared to net income of $114 million, or $1.13 per diluted share, for the fourth quarter of Fiscal 2010.  Net income for Fiscal 2011 was $568 million, or $5.75 per diluted share, compared to net income of $480 million, or $4.73 per diluted share, for Fiscal 2010.

Results for the fourth quarter and full year Fiscal 2011 periods included 13 and 52 weeks, respectively, while the same periods in Fiscal 2010 included 14 and 53 weeks, respectively.  The 53rd week contributed approximately $70 million to fourth quarter and full year Fiscal 2010 net revenues and approximately $0.13 in earnings per diluted share for the same periods.  As expected, other calendar shifts, including the timing of Easter and the week between Christmas and the New Year, impact the comparability of reported sales and profit results with the prior year period.

“We reported record sales and earnings in Fiscal 2011 while strengthening our foundation for powerful long-term growth,” said Ralph Lauren, Chairman and Chief Executive Officer.  “During the year, we opened important flagship stores in some of the world’s premier cities.  These stores showcase our luxury lifestyle sensibility and reinforce the clarity and consistency of our brand expression to the most discerning customers.  We also completed the last stage of acquiring our Asian operations, and we are redefining how our brand is presented in this important region of the world.  Assuming more direct control of our operations around the world and extending our brands into exciting new merchandise categories has enabled us to generate strong, consistent returns for our shareholders.  As we look to the future, the scope of our opportunities across products, channels and geographies is incredibly invigorating,” Mr. Lauren added.

“Our full year results were much better than we expected, reflecting the incredible momentum of the Ralph Lauren brand around the world,” said Roger Farah, President and Chief Operating Officer.  “Strong underlying trends continued in the fourth quarter, although several calendar shifts distort comparability with the prior year period. We enter Fiscal 2012 with excellent momentum in our core operations and a unique opportunity to accelerate investment in our most compelling long-term growth initiatives, particularly in international markets.  Even though we face real sourcing cost pressure during the year and the impact of impending inflationary pressure on the consumer is unknown, our brands are strong and we have a culture of tremendous operational discipline.  We remain steadfast with our proven strategy of consistent investment in our growth initiatives to support long-term shareholder value creation.”

Fourth Quarter and Full Year Fiscal 2011 Income Statement Review
Unless otherwise noted, all discussion of fourth quarter and full year Fiscal 2011 results reflects 13 and 52 weeks of operations, respectively, compared to 14 and 53 weeks of operations in the respective fourth quarter and full year Fiscal 2010 periods. Retail segment comparable store sales are presented on a 13/13 and 52/52 week basis for the fourth quarter and full fiscal year periods.

Net Revenues. Net revenues for the fourth quarter increased 7% to $1.4 billion from $1.3 billion in the fourth quarter of Fiscal 2010.  The higher net revenues primarily reflect double-digit sales growth at the Company’s retail segment, including high single-digit comparable store sales growth and incremental revenues from newly transitioned South Korean operations.

Net revenues for the full year Fiscal 2011 period increased 14% to $5.7 billion.  The growth in net revenues reflects strong retail segment expansion including incremental revenues from newly transitioned Asian operations and low double-digit comparable store sales growth, in addition to a low double-digit increase in global wholesale shipments.

●
Wholesale Sales.  Wholesale sales rose 2% to $752 million from $736 million in the fourth quarter of Fiscal 2010.  Strong growth in domestic wholesale shipments, expanded distribution in parts of Asia and continued progress in Europe were partially offset by a planned decline in Japanese wholesale sales.

For Fiscal 2011, wholesale revenues were $2.8 billion, 10% greater than Fiscal 2010.  Higher domestic and European shipments of our core apparel products, in addition to strong accessories development in the United States, were partially offset by lower Japanese wholesale volumes and an approximate 1% net unfavorable effect of foreign currency translation.

●
Retail Sales.  Retail sales rose 14% to $631 million from $554 million in the fourth quarter of Fiscal 2010, reflecting comparable store sales growth, incremental revenues from newly assumed South Korean operations and the contribution from new stores.  Consolidated comparable store sales, which are presented on a 13-week to 13-week basis, increased 7%, reflecting a 3% decline at Ralph Lauren stores due to a high single-digit reduction in Japan; an 8% increase at factory stores and 10% growth at Club Monaco stores.  RalphLauren.com sales increased 21% in the fourth quarter of Fiscal 2011.  Sales at Asian stores and concession shops assumed in the fourth quarter of Fiscal 2010 are not yet included in the comparable store sales base.

Retail sales for Fiscal 2011 were up 19% to $2.7 billion from $2.3 billion in Fiscal 2010, reflecting comparable store sales growth; the contribution from new stores, including newly assumed Asian stores and concession shops; and double-digit growth at RalphLauren.com.  Total comparable store sales for Fiscal 2011, which are presented on a 52-week to 52-week basis, rose 10%, comprised of 1% growth at Ralph Lauren stores, a 10% increase at factory stores and 14% growth at Club Monaco stores.  RalphLauren.com sales grew 23% in Fiscal 2011.

●
Licensing.  Licensing royalties in the fourth quarter declined 6% to $44 million.  Higher fragrance licensing revenues were more than offset by a decline in international licensing revenues related to the transition of formerly licensed South Korean operations and to lower home licensing revenues.

Licensing royalties for Fiscal 2011 declined 3% to $179 million from $183 million in Fiscal 2010.  Lower international licensing revenues related to the transition of certain Asian licenses, in addition to a decline in home licensing revenues, more than offset higher global product licensing revenues.

Gross Profit.  Gross profit for the fourth quarter of Fiscal 2011 increased 3% to $810 million from $789 million in the fourth quarter of Fiscal 2010.  Gross profit margin was 56.8%, 220 basis points below the prior year level. The decline in gross profit margin reflects the impact of cost of goods inflation that was partially offset by improved retail segment margins and overall channel mix.

Gross profit for Fiscal 2011 increased 14% to $3.3 billion compared to $2.9 billion in Fiscal 2010.  The gross profit margin for Fiscal 2010 was 58.6%, 40 basis points greater than the prior year and a new record level for a fiscal year period.  The expansion in gross profit margin was primarily due to improved retail segment margins and overall channel mix that was partially offset by cost of goods inflation in the second half of Fiscal 2011.

Operating Expenses.  Operating expenses increased 12% in the fourth quarter of Fiscal 2011 to $693 million from $618 million in the fourth quarter of Fiscal 2010.  Operating expense margin was 48.6%, 240 basis points above the prior year period.  The higher operating expense margin primarily reflects incremental costs associated with assuming full control of South Korean operations, continued investment in the Company’s strategic growth initiatives and higher incentive compensation costs.

Operating expenses for Fiscal 2011 were $2.5 billion, 13% greater than Fiscal 2010. Operating expense margin was 43.7%, 30 basis points below Fiscal 2010, as strong sales growth and continued expense discipline more than offset incremental costs associated with newly transitioned Asian operations and continued investment in the Company’s strategic growth initiatives and infrastructure.

Operating Income.  Operating income for the fourth quarter of Fiscal 2011 was $117 million and the operating margin was 8.2%, which compares to operating income of $172 million and an operating margin of 12.8% in the prior year period.  The lower operating income and margin rate are primarily attributable to the lower gross profit margin and to higher expenses associated with newly transitioned operations and business expansion.

Fiscal 2011’s operating income of $845 million was 20% greater than Fiscal 2010 and the operating margin increased 70 basis points to 14.9%.  The growth in operating income and higher operating margin reflect double-digit sales growth, gross margin expansion and disciplined expense management that more than offset incremental expenses associated with newly transitioned operations and business expansion.

●
Wholesale Operating Income.  Wholesale operating income was $136 million compared to $183 million in the fourth quarter of Fiscal 2010 and the wholesale operating margin was 18.2% compared to 24.9% in the prior year period.  The lower wholesale operating income and margin rate were primarily a result of cost of goods inflation and the planned decline in Japanese shipments.

Wholesale operating income rose 5% in Fiscal 2011 to $612 million from $585 million in Fiscal 2010.  Wholesale operating margin for Fiscal 2011 was 22.0% compared to 23.1% in Fiscal 2010.  The decline in wholesale operating margin is primarily attributable to cost of goods inflation in the second half of Fiscal 2011 and expenses associated with new merchandise development that more than offset strong global shipment growth, favorable product mix and disciplined operational management.

●
Retail Operating Income.  Retail operating income was $26 million, 40% greater than the fourth quarter of Fiscal 2010.  Retail operating margin improved 80 basis points to 4.1%, primarily due to strong comparable store sales growth and higher full-price sell-through rates across most retail concepts. Expenses related to newly assumed South Korean operations and costs for international e-commerce development, in addition to business disruption in Japan, partially offset the improved retail operating income and operating margin.

Retail operating income increased 53% in Fiscal 2011 to $388 million from $254 million in Fiscal 2010, and retail operating margin rose 310 basis points to 14.3%.  The growth in retail operating income and the expansion in margin rate is a result of broad-based profit improvement across most retail concepts worldwide, primarily due to strong comparable store sales growth, higher full-price sales and disciplined operational management. The improved retail segment profitability was partially offset by expenses related to newly assumed Asian operations and start-up costs associated with international e-commerce development efforts.

●
Licensing Operating Income.  Licensing operating income declined 19% to $28 million from $34 million in the fourth quarter of Fiscal 2010.  The lower licensing operating income reflects the transition of formerly licensed South Korean operations and lower home licensing revenues that were partially offset by higher fragrance royalties.

Fiscal 2011 licensing operating income increased 1% to $108 million from $107 million in Fiscal 2010.  The improvement in licensing operating income reflects lower net costs due to the transition of formerly licensed Asian operations and higher domestic product licensing income that was partially offset by lower home licensing royalties.

Net Income and Diluted EPS.  Net income for the fourth quarter of Fiscal 2011 was $73 million compared to $114 million in the fourth quarter of Fiscal 2010, and net income per diluted share was $0.74 compared to $1.13 in the prior year period.  The decline in net income and net income per diluted share principally relate to the calendar shifts and lower operating income discussed above. In addition, the Company had an effective tax rate of 34% compared to 32% in the prior year period, primarily due to a greater proportion of earnings being generated in higher taxed jurisdictions during the fourth quarter of Fiscal 2011.

Net income for Fiscal 2011 increased 18% to $568 million from $480 million in Fiscal 2010.  Net income per diluted share for Fiscal 2011 was $5.75, 22% greater than the $4.73 earned in Fiscal 2010.  The growth in net income and net income per diluted share is principally due to the higher operating income discussed above, which was partially offset by calendar shifts and a higher effective tax rate, as a greater proportion of earnings were generated in higher taxed jurisdictions during Fiscal 2011.

Fourth Quarter and Full Year Fiscal 2011 Balance Sheet and Cash Flow Review

The Company ended Fiscal 2011 with $1.1 billion in cash and investments compared to $1.2 billion in cash and investments at the end of Fiscal 2010.  Cash and investments net of debt (“net cash”) was $839 million at the end of Fiscal 2011 compared to $941 million of net cash at the end of Fiscal 2010.  The fourth quarter ended with inventory up 39% to $702 million from $504 million in the fourth quarter of Fiscal 2010. The higher inventory primarily reflects an investment to support anticipated sales growth, including the early receipt of goods to support expanded strategic merchandising programs; incremental inventory to support new stores and concession shops, including newly transitioned Asian operations; and the inflationary and foreign exchange impact on cost of goods.

The Company had $255 million in capital expenditures in Fiscal 2011, compared to $201 million in the prior year period.  During the fourth quarter, the Company repurchased two million shares of Class A Common Stock, utilizing approximately $247 million of its authorized share repurchase programs.  During Fiscal 2011, the Company repurchased approximately six million shares of Class A Common Stock, utilizing approximately $578 million of its authorized share repurchase programs.  The Company has approximately $972 million remaining under its authorized share repurchase programs, inclusive of a new $500 million authorization recently approved by the Company's Board of Directors.

Global Retail Store Network

The Company ended the fourth quarter of Fiscal 2011 with 367 directly operated stores, comprised of 106 Ralph Lauren stores, 58 Club Monaco stores, 191 Polo factory stores and 12 Rugby stores. The Company also operated 510 concession shop locations worldwide at the end of the fourth quarter. In addition to Company-operated locations, global licensing partners operated 57 Ralph Lauren stores and 48 dedicated concession shops as well as 56 Club Monaco stores at the end of the fourth quarter.

Fiscal 2012 Outlook
In the first quarter of Fiscal 2012, the Company expects consolidated revenues to increase in the mid 20% range. Wholesale revenues are expected to grow at a low 20% rate in the first quarter and retail revenues are expected to grow slightly faster, including comparable store sales that are projected to increase by a low double-digit rate. The Company expects the operating margin from continuing operations for the first quarter of Fiscal 2012 to be approximately equivalent to that in the comparable prior year period.

The Company currently expects consolidated revenues for Fiscal 2012 to increase by a mid teens percentage, with retail revenues growing slightly faster than wholesale revenues. Based on the anticipated impact of cost of goods inflation and increased investment in strategic growth initiatives, in addition to business disruption in Japan, the Company expects the operating margin from continuing operations for Fiscal 2012 to be 100-150 basis points below the prior year. The full year Fiscal 2012 tax rate is estimated at 33%. Capital expenditures are planned at approximately $325 million in Fiscal 2012.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, May 25, 2011, at 9:00 a.m. Eastern.  Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 457-2631.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Fourth Quarter and Full Year 2011 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com.  A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, May 25, 2011 through 1:00 P.M. Eastern, Tuesday, May 31, 2011 by dialing (719) 457-0820 and entering passcode 6065802.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 43 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the federal securities laws and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements made concerning current expectations about the Company's future results, plans, strategies and condition, and may include, without limitation, statements regarding dividends, share repurchases, revenues, store openings, gross margins, expenses and earnings. Investors are cautioned that such forward looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy, and some of which might not be anticipated. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ include, among other things, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the U.S. or global economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations, the price of raw materials, transportation or labor costs) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies, manage its inventory or its ability to successfully integrate acquired businesses, such as recently acquired Asian operations; consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation; risks arising out of litigation or trademark conflicts, and other risk and uncertainties identified in the Company's securities filings including those in its Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update publicly or revise any forward-looking statements, including, without limitation, any estimate regarding revenue or earnings, whether as the result of new information, future events or otherwise.

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions)
(Audited)

	April 2,	April 3,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$453.0	$563.1
Short-term investments	593.9	584.1
Accounts receivable, net of allowances	442.8	381.9
Inventories	702.1	504.0
Income tax receivable	57.8	1.3
Deferred tax assets	92.1	103.0
Prepaid expenses and other	136.3	138.4

Total current assets	2,478.0	2,275.8

Non-current investments	83.6	75.5
Property and equipment, net	788.8	697.2
Deferred tax assets	76.7	101.9
Goodwill	1,016.3	986.6
Intangible assets, net	387.7	363.2
Other assets	150.0	148.7

Total assets	$4,981.1	$4,648.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$214.7	$149.8
Income tax payable	8.9	37.8
Accrued expenses and other	608.4	559.7

Total current liabilities	832.0	747.3

Long-term debt	291.9	282.1
Non-current liability for unrecognized tax benefits	156.4	126.0
Other non-current liabilities	396.1	376.9

Total liabilities	1,676.4	1,532.3

Equity:
Common stock	1.2	1.2
Additional paid-in-capital	1,444.7	1,243.8
Retained earnings	3,435.3	2,915.3
Treasury stock, Class A, at cost	(1,792.3)	(1,197.7)
Accumulated other comprehensive income	215.8	154.0

Total equity	3,304.7	3,116.6

Total liabilities and equity	$4,981.1	$4,648.9

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 2,	April 3,
	2011	2010

Wholesale Net Sales	$751.5	$736.0
Retail Net Sales	631.3	554.3

Net Sales	1,382.8	1,290.3

Licensing Revenue	44.1	46.8

Net Revenues	1,426.9	1,337.1

Cost of Goods Sold (a)	(616.6)	(547.7)

Gross Profit	810.3	789.4

Selling, General & Administrative Expenses (a)	(682.5)	(612.0)
Amortization of Intangible Assets	(6.9)	(6.0)
Impairment of Assets	(2.5)	-
Restructuring Charges	(1.2)	0.4
Total Operating Expenses	(693.1)	(617.6)

Operating Income	117.2	171.8

Foreign Currency Gains (Losses)	(0.2)	0.7

Interest Expense	(5.1)	(5.4)

Interest and Other Income, Net	2.5	2.0

Equity in Income (Loss) of Equity-Method Investees	(2.9)	(1.7)

Income Before Provision for Income Taxes	111.5	167.4

Provision for Income Taxes	(38.3)	(53.3)

Net Income	$73.2	$114.1

Net Income Per Share - Basic	$0.76	$1.16

Net Income Per Share - Diluted	$0.74	$1.13

Weighted Average Shares Outstanding - Basic	95.8	98.2

Weighted Average Shares Outstanding - Diluted	98.6	100.9

Dividends declared per share	$0.20	$0.10

(a) Includes total depreciation expense of:	$(44.4)	$(41.7)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Audited)

	Twelve Months Ended
	April 2,	April 3,
	2011	2010

Wholesale Net Sales	$2,777.6	2,532.4
Retail Net Sales	2,704.2	2,263.1

Net Sales	5,481.8	4,795.5

Licensing Revenue	178.5	183.4

Net Revenues	5,660.3	4,978.9

Cost of Goods Sold (a)	(2,342.0)	(2,079.8)

Gross Profit	3,318.3	2,899.1

Selling, General & Administrative Expenses (a)	(2,442.7)	(2,157.0)
Amortization of Intangible Assets	(25.4)	(21.7)
Impairment of Assets	(2.5)	(6.6)
Restructuring Charges	(2.6)	(6.9)
Total Operating Expenses	(2,473.2)	(2,192.2)

Operating Income	845.1	706.9

Foreign Currency Gains (Losses)	(1.4)	(2.2)

Interest Expense	(18.3)	(22.2)

Interest and Other Income, Net	7.7	12.4

Equity in Income (Loss) of Equity-Method Investees	(7.7)	(5.6)

Income Before Provision for Income Taxes	825.4	689.3

Provision for Income Taxes	(257.8)	(209.8)

Net Income	$567.6	$479.5

Net Income Per Share - Basic	$5.91	$4.85

Net Income Per Share - Diluted	$5.75	$4.73

Weighted Average Shares Outstanding - Basic	96.0	98.9

Weighted Average Shares Outstanding - Diluted	98.7	101.3

Dividends declared per share	$0.50	$0.30

(a) Includes total depreciation expense of:	$(168.7)	$(159.5)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited, except where noted below)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended April 2, 2011 and April 3, 2010 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010
			(Audited)
Net revenues:
Wholesale	$751.5	$736.0	$2,777.6	$2,532.4
Retail	631.3	554.3	2,704.2	2,263.1
Licensing	44.1	46.8	178.5	183.4
Total Net Revenues	$1,426.9	$1,337.1	$5,660.3	$4,978.9

Operating Income (Loss):
Wholesale	$136.4	$183.3	$612.3	$585.3
Retail	25.8	18.4	387.8	254.1
Licensing	27.5	34.1	108.3	107.4
	189.7	235.8	1,108.4	946.8
Less:
Unallocated Corporate Expenses	(71.3)	(61.3)	(262.1)	(229.9)
Unallocated legal and restructuring (charges), net	(1.2)	(2.7)	(1.2)	(10.0)
Total Operating Income	$117.2	$171.8	$845.1	$706.9

Constant Currency Financial Measures

Same - Store Sales Data

	Three Months Ended April 2, 2011 Percent Change		Twelve Months Ended April 2, 2011 Percent Change
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores (a)	(3%)	(6%)	1%	0%
Factory Stores	8%	8%	10%	11%
Club Monaco	10%	10%	14%	14%
RalphLauren.com	21%	21%	23%	23%
Total	7%	6%	10%	10%
(a) Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		Percent Change
	April 2, 2011	April 3, 2010	As Reported	Constant Currency
Wholesale Net Sales	$751.5	$736.0	2.1%	2.5%
Retail Net Sales	631.3	554.3	13.9%	12.7%
Net Sales	1,382.8	1,290.3	7.2%	6.9%
Licensing Revenue	44.1	46.8	(5.8%)	(6.5%)
Net Revenue	$1,426.9	$1,337.1	6.7%	6.4%

	Twelve Months Ended		Percent Change
	April 2, 2011	April 3, 2010	As Reported	Constant Currency
	(Audited)
Wholesale Net Sales	$2,777.6	$2,532.4	9.7%	10.7%
Retail Net Sales	2,704.2	2,263.1	19.5%	19.1%
Net Sales	5,481.8	4,795.5	14.3%	14.6%
Licensing Revenue	178.5	183.4	(2.7%)	(3.1%)
Net Revenue	$5,660.3	$4,978.9	13.7%	14.0%

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

Polo Ralph Lauren
Investor Relations:
James Hurley, 212-813-7862
or
Corporate Communications:
Julie Berman, 212-583-2262

SOURCE: Polo Ralph Lauren Corporation